                                                                  Exhibit 2.1




                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



                           UNITED STATES CAN COMPANY,



                                IRVING A. RUBIN,



                                 ROBERT BONCZYK


                                      AND



         THE OTHER STOCKHOLDERS OF CPI PLASTICS, INC., CP OHIO, INC.
                            AND CP ILLINOIS, INC.



                                 AUGUST 2, 1996

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits                                           Schedules
- --------                                           ---------
A.       Diligence Request                         1.5              Accepted Liabilities
                                                   2.2              Stock List
B.       Lease Agreements                          2.5              Consents and Approvals
C.       Stockholders' Release                     2.10             Certain Changes or Events
D.       Form of Seller's                          2.11(a)          Real Property and
         Counsel's Opinion                                          Exceptions
E.       Form of Buyer's                           2.11(b)          Personal Property and
         Counsel's Opinion                                          Assets
F.       Schedule of Working                       2.11(c)          Liens and Encumbrances
         Capital Calculation                       2.14             Intellectual Property
G.       Schedule of Gross                         2.15             Insurance
         Profit Calculation                        2.16             Contracts
                                                   2.17             Litigation
                                                   2.19             Compliance with Laws
                                                   2.20             Environmental
                                                   2.21             Employee Benefits
                                                   2.22             Permits
                                                   2.25             Employment Matters
                                                   2.31             Banks

                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT, dated as of August 2, 1996 (the "Agreement"), is entered into by and among United States Can Company, a Delaware corporation ("U.S. Can"), CPI PLASTICS, INC., a Delaware corporation ("CPI Plastics"), CP OHIO, INC., a Delaware corporation ("CP Ohio"), and CP ILLINOIS, INC., a Delaware corporation ("CP Illinois" and, together with CP Ohio and CPI Plastics, the "Acquired Companies"), and Irving A. Rubin, a resident of Michigan ("Rubin"), Robert Bonczyk, a resident of Michigan ("Bonczyk"), Sally Levy, a resident of Michigan, Ellen Schmier, a resident of Michigan (both individually and in her capacity as Custodian of Kate Schmier's shares of stock in the Acquired Companies), Ronald Schmier, a resident of Michigan, Denise Levy, a resident of Illinois, and Dana Ishbia, a resident of Michigan, the stockholders of the Acquired Companies. These stockholders are collectively referred to hereinafter as the "Stockholders."

                              W I T N E S S E T H:

                 WHEREAS, the Stockholders own of record and beneficially all of the issued and outstanding shares of capital stock of the Acquired Companies, each without a par value (the "Shares");

                 WHEREAS, U.S. Can desires to purchase from the Stockholders, and Stockholders desire to sell to U.S. Can, the Shares;

                 NOW, THEREFORE, in consideration of the mutual agreements and obligations contained herein, and in reliance upon the representations and warranties made herein, the parties hereto agree as follows:

                                   ARTICLE I

                          TERMS OF PURCHASE AND SALE

                 1.1 Purchase and Sale of the Shares. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined herein), the Stockholders will sell, assign, transfer and deliver to U.S. Can, and U.S. Can will purchase from the Stockholders, the Shares.

                 1.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares will be $15,006,896.00 in cash at the Closing (the "Cash Consideration"), subject to increase or decrease by the Adjustment Amount, plus the amount of the Contingent Payments. The Cash Consideration will also be adjusted by an amount (which may be positive or negative) equal to the change in net cash received and paid by the Acquired Companies from the Effective Time to the Closing Date (other than items accrued as of June 28, 1996 on the Acquired Companies' closing balance sheet), which adjustment shall be accomplished by the payment of money from the Stockholders to U.S. Can or from U.S. Can to the Stockholders, whichever the case may be, after the Closing, and, in the event either party breaches this obligation, the other Party shall be entitled to indemnification therefor pursuant to Article X hereof without regard to the Deductible.

                 1.3 Time and Place of Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares (the "Closing") will take place at the offices of Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois, at 10:00 a.m. (local time) on August 2, 1996, or at such other time and place as the parties may agree (the "Closing Date"). The Closing shall be deemed effective, as of 12:01 a.m., Chicago time, on July 29,

1996 (the "Effective Time"). If and to the extent there is any loss in respect of the assets, properties, employees, operations or business of the Acquired Companies from the Effective Time to 12:00 noon, Chicago time, on the Closing Date, the Stockholders will indemnify and hold U.S. Can harmless from and against all costs, liabilities, expenses and damages, arising out of or related to such loss.

                 1.4 Adjustment Amount. The Cash Consideration will be adjusted by an amount (which may be positive or negative) equal to the change in net working capital of the Acquired Companies from December 31, 1995 to the Effective Time (the "Adjustment Amount"). For purposes of this Section 1.4 only, net working capital of the Acquired Companies as of December 31, 1995 shall be calculated in accordance with Exhibit F attached hereto. The change in net working capital shall be calculated in conformity with GAAP, applied on a basis consistent with the basis on which the Acquired Companies' December 31, 1995 balance sheet was prepared, except as follows: (a) cash, officer accounts receivable, accrued interest receivable and notes receivable - Stockholders will be subtracted from the Acquired Companies' combined current assets as of December 31, 1995, and the Effective Time; (b) Notes payable - Bank, Notes payable - Stockholders, Current portion of long-term debt, current portion of environmental accrual and related accrued interest will be subtracted from the Acquired Companies' combined current liabilities as of December 31, 1995, and the Effective Time; and (c) inventory, as of the Effective Time, will be stated at FIFO, less the LIFO reserve calculated as of the Effective Time. The parties hereto agree that Plante & Moran, the Acquired Companies' outside auditors ("Plante & Moran"), will prepare the Closing balance sheet and make the initial determination of the change in net working capital (the "Initial Determination").

The Stockholders will cause Plante & Moran to deliver and certify to U.S. Can the Closing balance sheet and deliver to U.S. Can the Initial Determination within 30 days after the Closing Date. If within 30 days following such delivery and certification, U.S. Can has not given the Stockholders notice of its objection to the Closing Balance Sheet and/or Initial Determination (including a description of the basis of its objection), then the Initial Determination will be used to determine the final Adjustment Amount. If U.S. Can give such notice of objection, then Irving Rubin or Robert Bonczyk and an officer of U.S. Can will negotiate in good faith for up to 30 days to reach agreement on the final Adjustment Amount. If they are unable or unwilling to so agree, the matter will be submitted to alternate dispute resolution hereunder. On the fifth business day following the final determination of the Adjustment Amount, if the change in net working capital is negative, the Stockholders will pay to U.S. Can, and if the change in net working capital is positive, U.S. Can will pay to the Stockholders the Adjustment Amount (treated as a positive number in all cases). Payments must be made in immediately available funds. Payments to the Stockholders will be made in the same manner and in the same proportions as the Cash Consideration. Payment to U.S. Can will be made by wire transfer to such bank account as U.S. Can specifies.

                 1.5 Treatment of Certain Liabilities. Anything in this Agreement or by operation of law to the contrary notwithstanding, (a) U.S. Can shall have no obligation to pay any balance sheet or undisclosed liabilities of the Acquired Companies (including but not limited to the Acquired Companies' notes payable to shareholders and the line of credit and term loan reserved for or reflected in the Financial Statements); provided, however, that U.S. Can shall be obligated to pay the Acquired Companies' payables incurred in the ordinary course of their business consistent with past practices, accrued payroll to the Effective Time, and the other liabilities as more specifically described on Schedule 1.5 hereto (such payables, payroll and other liabilities hereinafter sometimes collectively referred to as the "Accepted Liabilities").

                 1.6 Contingent Payments. On or prior to March 31 of each of the years 1997 and 1998, U.S. Can will pay the Stockholders an amount equal to 50% of the amount, if any, by which "Adjusted Gross Profit" (as defined herein) exceeds $5,672,072 for the year ending December 31, 1996, in the case of the contingent payment in 1997, or for the year ending December 31, 1997, in the case of the contingent payment in 1998; provided, however, that these contingent payments shall not exceed $1,000,000 in the aggregate. For purposes of this Section, "Adjusted Gross Profit" means, in the case of the period from January 1, 1996 to the Effective Time, the Acquired Companies' gross profit plus depreciation and amortization expense deducted in arriving at gross profit and, in the case of the period from the Effective Time through and including December 31, 1996, and the year ending December 31, 1997, U.S. Can's gross profit attributable to the product lines produced or in the process of being phased in by the Acquired Companies as of Effective Time (including but not limited to the Poult Feeder product design referred to in David Pietro's letter to Jim Aldridge dated June 26, 1996), plus (a) the rent paid by U.S. Can to lease the Newnan, Georgia and Jerseyville, Illinois land and improvements used by the Acquired Companies, and (b) U.S. Can's depreciation and amortization expense deducted in arriving at gross profit attributable to the product lines produced or in the process of being phased in by the Acquired Companies as of Effective Time (including but not limited to the Poult Feeder product design referred to in David Pietro's letter to Jim Aldridge dated June 26, 1996).
U.S. Can shall determine the amount of the contingent payments, if any, in conformity with GAAP applied on a consistent basis, this Section and the illustration attached hereto as Exhibit G, and any such determination shall be presumed to be correct. The Stockholders may within 30 days of receiving U.S. Can's determination rebut this presumption by demonstrating that such determination was not made in conformity with GAAP applied on a consistent basis or this Section. If the Stockholders have not notified U.S. Can in writing within 30 days of such receipt of their rebuttal, U.S. Can's determination shall be final. If the Stockholders have so notified U.S. Can within such 30-day period, then Irving Rubin or Robert Bonczyk and an officer of U.S. Can will negotiate in good faith for up to 30 days to reach agreement on the final amount of the Contingent Payment. If they are unable or unwilling to so agree, the matter will be submitted to alternate dispute resolution hereunder. U.S. Can will maintain accounting records sufficient to support its calculation of contingent payments hereunder and provide the Stockholders or their agents or representatives reasonable access thereto and, if requested in writing by the Stockholders, cause Arthur Andersen LLP, U.S. Can's outside auditors ("AA"), to perform the agreed upon procedures necessary to review such determination for accuracy and consult with the Stockholders concerning the same (provided, however, that AA will not issue any opinion regarding the accuracy of such determination).

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

                 Each of the Stockholders (with respect to the representations and warranties included in the last four sentences of Section 2.2, Sections 2.3, 2.4, 2.5 and 2.6, and the first two sentences of Section 2.17), Irving A. Rubin, Robert Bonczyk and each of the Acquired Companies, jointly and severally, represent and warrant to U.S. Can as of the Closing Date as follows (the phrase "to the best of their knowledge," "to their knowledge," "aware" or words of similar import contained herein shall be deemed to mean the knowledge of Messrs. Rubin and Bonczyk and Dave Pietro, Robert Cox, John Keglay, Mike Balyeat, John Pierce and Donald Schaaf):

                 2.1      Organization and Qualification

                          (a)     Each of the Acquired Companies is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own and lease the properties and other assets it presently owns or leases and to carry on its business as presently conducted.

                          (b)     The copy of the Certificate of Incorporation,
and all amendments thereto, of the Acquired Companies, as certified by the Secretary of State of the State of Delaware, and of the By-Laws, as amended to date, of the Acquired Companies, as certified by their respective Secretaries, being delivered herewith to U.S. Can are true, complete and correct copies of the Certificate of Incorporation and By-Laws of the Acquired Companies, as amended and presently in effect. All minutes and consents of the stockholders and directors of the Acquired Companies are contained in the minute books of the Acquired Companies and have been furnished to U.S. Can for examination. No minutes or consents have been included in such minute books since such examination by U.S. Can which have not heretofore been furnished to U.S. Can and no corporate action not reflected in said minute books has been taken.

                          (c)     Each of the Acquired Companies is duly
licensed or qualified to do business as a foreign corporation, and is in good standing, in every domestic and foreign jurisdiction in which it is required to be so licensed or qualified (other than Iowa where the application is pending).

               2.2 Capitalization. The entire authorized capital stock of the Acquired Companies and the number of shares thereof which are issued and outstanding are as follows:

         COMPANY                      NUMBER OF                 TITLE                NUMBER ISSUED
                                      AUTHORIZED               OF CLASS             AND OUTSTANDING
                                        SHARES
- ---------------------------------------------------------------------------------------------------
  CP ILLINOIS                           1,000                stock, without a              1,000
                                                             par value
- ---------------------------------------------------------------------------------------------------
  CP OHIO                               1,000                stock, without a              1,000
                                                             par value
- ---------------------------------------------------------------------------------------------------
  CPI PLASTICS                          1,000                stock, without a              1,000
                                                             par value


All of the issued and outstanding shares of the Acquired Companies' capital stock are owned of record and beneficially by the Stockholders in the respective amounts set forth in Schedule 2.2 hereto. The Shares are subject to no restrictions on transferability other than restrictions imposed by the 1933 Act and applicable state securities laws, and the right of first redemption contained in the Acquired Companies' charters (which the Stockholders will cause to be waived on or prior to Closing). All of the outstanding shares of capital stock of the Acquired Companies are duly authorized and validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights. There are no shares of capital stock in treasury, and there are no shares reserved for issuance. Except for this Agreement and the Stock Purchase and Redemption Agreement (the "Stockholders Agreement") among CPI Plastics, CP Illinois, Rubin and Bonczyk (which will be terminated pursuant to Section 4.5 hereof), there are no outstanding options, warrants, conversion or other rights to acquire from any of the

Stockholders or the Acquired Companies, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights by any of the Stockholders or the Acquired Companies to acquire: (i) any capital stock of the Acquired Companies (whether issued or unissued) or (ii) any securities convertible into or exchangeable for any capital stock of the Acquired Companies. Other than the Stockholders Agreement, there are no agreements or understandings with respect to the voting, holding or selling of any shares of capital stock of the Acquired Companies, or any contractual obligations of the Acquired Companies or any of the Stockholders with respect to the Acquired Companies's capital stock. There are no voting trusts or proxies currently in effect with respect to the Shares. No person has any right to require the Acquired Companies to register any of its securities under the 1933 Act.

                 2.3 Title to Shares. Stockholders own and have good and marketable title to the Shares free and clear of any lien, pledge, claim, encumbrance, restriction or right of third parties of any kind and, at the Closing, U.S. Can will acquire good and marketable title to the Shares, free and clear as aforesaid. The Shares represent the only interest of the Stockholders in the Acquired Companies.

                 2.4 Authority. Each of the Stockholders and the Acquired Companies has full power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of the Stockholders and the Acquired Companies, and no other proceedings (corporate or otherwise) on the part of any of the Stockholders or the Acquired Companies are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by each of the Stockholders and the Acquired Companies, and (assuming valid execution and delivery by U.S. Can) constitutes a legal, valid and binding agreement of the Stockholders and the Acquired Companies.

                 2.5      Consents and Approvals.  Except as set forth in
Schedule 2.5 hereto and except for the parties' reporting obligations under the HSR Act, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for the Stockholders and the Acquired Companies to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder, excluding, however any authorization, consent, order, approval, notice or filing which U.S. Can is required to obtain or give.

                 2.6 Absence of Conflicts. The execution, delivery and performance by the Stockholders and the Acquired Companies of this Agreement and the consummation by Stockholders and the Acquired Companies of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Stockholders or the Acquired Companies are subject,
(ii) violate any order, judgment or decree applicable to the Stockholders or the Acquired Companies, (iii) conflict with or result in a breach or default under any term or condition of the Certificate of Incorporation or By-Laws of the Acquired Companies, or any agreement or other instrument to which either the Acquired Companies or any Shareholder is a party or by which any of them is bound, or (iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of the Acquired Companies to be accelerated, or increase any such liability or obligation.

                 2.7 Subsidiaries. The Acquired Companies own no equity interest in, and are not in a control position with respect to, any entity.

                 2.8 Financial Statements; Accounts Receivable. The Stockholders or Acquired Companies have previously delivered to U.S. Can true and correct copies of the financial statements of the Acquired Companies, audited by Plante & Moran, LLP, certified public accountants, for the years ended December 31, 1995 and 1994, and the unaudited financial statements of the Acquired Companies for the period ended June 30, 1996 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (other than the accounting treatment of inventory in the unaudited financial statements), are correct and complete and are in accordance with the books and records of the Acquired Companies, (ii) present fairly the financial position and condition of the Acquired Companies and the related results of operations as at the dates and for the periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments, which shall not be material other than the year-end adjustment of the accounting treatment of inventory) and (iii) contain no material misstatements or omissions.

                 Subject to applicable reserves for bad debts shown on the Acquired Companies' latest balance sheet included in the Financial Statements, all accounts and notes receivable reflected on the balance sheet are, and all accounts and notes receivable subsequently accruing to the Effective Time, will be (a) valid, genuine and subsisting, (b) subject to no known defenses, set-offs or counterclaims and (c) current and collectible.

                 2.9 Absence of Undisclosed Liabilities; Capital Debt. Except for liabilities or obligations reflected or reserved against in the year-end balance Sheet or the interim balance sheet referred to in Section 2.8 and current liabilities incurred in the ordinary course of the Acquired Companies' business consistent with past practice since the respective dates thereof, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

                 2.10 Absence of Certain Changes or Events. Except as set forth in Schedule 2.10 hereto, since December 31, 1995 there has not been (a) any damage, destruction or casualty loss to the physical properties of the Acquired Companies (whether covered by insurance or not); (b) any material adverse change in the business, operations, prospects or condition (financial or otherwise) of the Acquired Companies, or the occurrence of any event or condition which could cause such a change; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Acquired Companies and outside the ordinary course of their business consistent with past practice; (d) any redemption, repurchase or other acquisition for value by the Acquired Companies of its capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Acquired Companies' capital stock;
(e) other than increases in compensation or benefits in the ordinary course of the Acquired Companies' business consistent with past practice, any increase in the rate or terms of compensation payable or to become payable by the Acquired Companies to their directors, officers or employees, or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any such director, officer or employee; (f) any sale, transfer or other disposition of any asset of the Acquired Companies to any party, including the Stockholders, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Acquired Companies' regular payment practices and except for the real estate transfers referred to in Section 4.3 hereof; (g) any termination or waiver of any rights of value to the business of the Acquired Companies; or (h) any failure by the Acquired Companies to pay their accounts payable or other obligations in the ordinary course of business consistent with past practice; (i) any capital expenditures for additions to property or equipment by the Acquired Companies in the aggregate in excess of $150,000; (j) any split, combination, exchange or reclassification of shares of capital stock of the Acquired Companies; (k) any issuance of capital stock of the Acquired Companies or of securities convertible into or rights to acquire any such capital stock; (l) any change in any method of accounting or accounting practice, principle or procedure; (m) any action or inaction which might cause the Acquired Companies to incur any tax liability not in the ordinary course of business consistent with past practice; or (n) any agreement or arrangement, written or oral, to take any action described in this Section 2.10.

                 2.11 Properties; Encumbrances. Schedule 2.11(a) hereto correctly identifies (i) each lease or rental of real property held or paid by the Acquired Companies; and (ii) each parcel of real property and each interest (other than leases or rentals) in real property used by the Acquired Companies in the conduct of their operations. Except as set forth in Schedule 2.11(a) or any other Schedule hereto, (a) any structures located on the real property described in Schedule 2.11(a) (the "Improvements") and the Acquired Companies' use thereof conform in all respects with all applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions or restrictions and, to the best of their knowledge, do not encroach on property of others, and are not encroached upon by structures of others; and (b) no claims, charges or notice of violations have been filed, served, made or, to the best of their knowledge, threatened, orally or in writing, against or relating to any such real property, the Improvements or any of the operations conducted at any such property (currently or, if not fully corrected or otherwise remedied, in the past) as a result of (i) any violation or alleged violation of any applicable ordinance, requirement, regulation, zoning law, restrictive covenant, condition or restriction, or (ii) as a result of any encroachment on the property of others. Schedule 2.11(b) hereto includes a reasonably detailed description of all tangible and intangible personal property and assets of the Acquired Companies, other than the real estate described in Schedule 2.11(a).

                 Except as and to the extent described in Schedule 2.11(c) hereto, the Acquired Companies or, in the case of the real estate, the Stockholders or their affiliates have good and marketable title to, and are in possession of or have control over, all of the real and personal property and assets described in Schedules 2.11(a) and 2.11(b), free and clear of all liabilities, mortgages, pledges, liens, security interests, claims, judgments, exceptions, charges, encumbrances and other obligations of every kind and nature. Except as described in Schedule 2.11(c), none of this property or assets is held under any lease or conditional sales contract.

                 2.12 Condition of Assets. The buildings, plants, structures, and equipment of or used by the Acquired Companies are structurally sound, are in good operating condition and repair (ordinary wear and tear only excepted), and, to the best of their knowledge, are adequate for the uses to which they are being put, and, to the best of their knowledge, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                 2.13 Inventories. All inventory of the Acquired Companies, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of the Acquired Companies' business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheet or the interim balance sheet included in the Financial Statements or on the accounting records of the Acquired Companies as of the Effective Time, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

                 2.14 Intellectual Property. Schedule 2.14 hereto contains an accurate and complete description of all domestic and foreign patents, trademarks, copyrights, trade secrets, logos, trade names, trade dress and all applications or registrations for any of the foregoing (collectively, "Intellectual Property"), presently owned or held by the Acquired Companies or under which the Acquired Companies own or hold any license, or in which the Acquired Companies own or hold any direct or indirect interest; and no other Intellectual Property is necessary for the conduct of the business of the Acquired Companies. To the best of their knowledge, no products manufactured or sold by the Acquired Companies, nor any Intellectual

Property used in their business, infringe on any Intellectual Property of any other individual or entity. The Acquired Companies have the sole and exclusive right to use, have the right and power to sell, and have taken all reasonable measures to maintain and protect the Intellectual Property listed in Schedule 2.14; no claims have been made in writing or, to the best of their knowledge, threatened by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the best of their knowledge, there is no valid basis for any such claim. Upon consummation of the transactions contemplated hereby, U.S. Can will acquire sole and exclusive right, title and interest in and to each item described in Schedule 2.14.

                 2.15 Insurance. The Acquired Companies keep their businesses, operations and properties insured against loss or damage on usual and customary terms (including but not limited to coverage amounts) for businesses of the type the Acquired Companies are engaged in with insurers believed to be responsible, including but not limited to workers' compensation, product liability and comprehensive general liability insurance. Schedule 2.15 hereto is a description of all insurance policies held by the Acquired Companies concerning its business, operations and properties, true, complete and correct copies of which have been previously provided to U.S. Can. Each of the insurance policies referred to in Schedule 2.15 is in force and the current premiums with respect thereto have been fully paid.

                 2.16 Contracts and Commitments. Except for open purchase orders and sales orders entered into in the ordinary course of the Acquired Companies' business consistent with past practice, and except as set forth in
Schedule 2.16 or any other Schedule hereto, none of the Acquired Companies is a party to or is bound by any agreement, contract, guaranty, commitment, restriction or instrument of any kind (collectively referred to hereinafter as "Contracts"). True and correct copies of all Contracts have been delivered to U.S. Can. All such Contracts are valid and binding obligations of the Acquired Companies, enforceable in accordance with their respective terms, and are in full force and effect; and the Acquired Companies are in compliance therewith. None of the Contracts is unduly burdensome on the Acquired Companies and none has, or could reasonably be expected to have, a material adverse effect on the assets, business, prospects or condition (financial or otherwise) of the Acquired Companies. There is no default, event of default or, to the best of their knowledge, fact, event or occurrence which (with the giving of notice, passage of time or both) would give rise to a default or event of default under any of the Contracts. The standard business forms used by the Acquired Companies and delivered to U.S. Can prior to the Closing include a true and complete reproduction of all written warranties in effect with respect to any products or services sold, distributed, offered, or licensed by or on behalf of the Acquired Companies.

                 2.17 Litigation and Administrative Proceedings. Except as set forth in Schedule 2.17 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best of their knowledge, threatened against or affecting the Acquired Companies, or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. There is no known basis, or reason to know of any basis, for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 2.17 has had, or could reasonably be expected to have, an adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Acquired Companies.

                 2.18     Tax Matters.

                          2.18.1  "S" Election.  The Acquired Companies have
qualified as "S" corporations as such term is defined in Section 1361(a)(1) of the Code for each taxable year since they were incorporated and will continue to so qualify until the Closing Date. Neither the Acquired Companies, the Stockholders or any former shareholder of the Acquired Companies have engaged in any action which would result in the Acquired Companies failing to qualify as "S" corporations under any provision of the Code.

                          2.18.2  All Returns Filed.  All federal, state, local
and foreign income, franchise, sales, use, excise, real and personal property, employment (including but not limited to FICA and other payroll) and other tax returns, reports and declarations of every kind and nature (collectively, "Returns") required to be filed by or on behalf of the Acquired Companies on or before the Closing Date have been filed and, to the best of their knowledge, such Returns are complete and accurate and disclose all taxes (and other charges) required to be paid for the periods covered thereby. No extension of time in which to file any such Returns is currently in effect and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to such Returns.

                          2.18.3  All Taxes Paid.  All taxes (and other
charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid, and there is otherwise no current liability for any unpaid taxes (or other charges) due in connection with such Returns or otherwise. There are no tax liens (other than for taxes not yet due) on any of the assets or properties of the

Acquired Companies and, to the best of their knowledge, no basis exists for the imposition of any such liens.

                            2.18.4  Examinations, Etc.  Other than the pending
Coweta County property tax audit, no federal, state, local, foreign or other Returns of the Acquired Companies for tax years that remain open under any applicable statute of limitations have been examined by the IRS or other pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including but not limited to penalties and interest). No issues have been raised by (or are currently pending before) the IRS or any other taxing authority in connection with any of the Returns which could reasonably be expected to have an adverse effect on the assets, business, prospects or condition (financial or otherwise) of the Acquired Companies, nor, to the best of their knowledge, are there any such issues which have not been so raised but if so raised by the IRS or any other taxing authority in connection with any of the Returns could reasonably be expected to have such an effect.

                           2.18.5 Section 341(f).  The Acquired  Companies have
not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

                           2.18.6   Withholding.  The Acquired Companies have
withheld from their employees and others (and timely remitted to the appropriate taxing authorities) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign, local and other laws (including, without limitation, income, withholding, social security, employment and other payroll taxes).

                          2.18.7   Foreign Taxes.  The Acquired Companies do
not have a permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. The Acquired Companies have not participated in an international boycott within the meaning of Section 999 of the Code. The Acquired Companies have no foreign assets.

                          2.18.8  Parachute Payments.  The Acquired Companies
have not made, have not become obligated to make nor will, as a result of any event connected with the acquisition of the Acquired Companies by U.S. Can or any other transaction contemplated herein, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code.

                          2.18.9  Accounting; Tax Attributes.  None of the
assets or properties of the Acquired Companies (a) is tax-exempt use property within the meaning of Section 168(h) of the Code, (b) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (c) is required to be treated as property owned by another under former Section 168(f) of the Code. The Acquired Companies have not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code. The basis of the Acquired Companies in their assets are as set forth in their financial and tax records. The Acquired Companies are not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                 2.19     Compliance with Laws.  Except as provided on Schedule
2.19 and the Schedules hereto, the Acquired Companies have not in the past been nor are they presently in violation of, in respect of their operations, real property, machinery, equipment, all other prop-erty, practices and all other aspects of their businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Except as provided on the Schedules hereto, the Stockholders and the Acquired Companies have not received any notification of any asserted present or past uncured failure of the Acquired Companies to comply with any such Laws.

                 2.20 Environmental Matters. (a) Except as otherwise disclosed in Schedule 2.20 hereto, (i) the Acquired Companies have obtained all Environmental Permits (as defined herein) that are required with respect to the business, operations and properties of the Acquired Companies; (ii) the Acquired Companies have been, and the Acquired Companies are, in compliance with all terms and conditions of all Environmental Laws (as defined herein) and Environmental Permits; and (iii) the Acquired Companies have not received any notice from a governmental authority or third party of any violation of or potential liability arising under any Environmental Law or Environmental Permit in connection with the business or properties of the Acquired Companies or their predecessors or the subsidiaries of either or the operations thereof.

                          (b)     Except as set forth in Schedule 2.20, to the
best of their knowledge, there have been no releases of Hazardous Material to, on or from the real property owned or occupied by the Acquired Companies, and there is no condition or any set of facts or circumstances that could give rise to an Environmental Claim (as defined herein).

                          (c)     For purposes of this Agreement, the following
terms shall have the respective meanings set forth herein:

                          "Environmental Permit" shall mean any permit,
license, approval or other authorization with respect to the business of the Acquired Companies or the operations thereof under any applicable Environmental Law (as defined herein), including laws, regulations or other requirements relating to emissions, discharges or releases of Hazardous Material (as defined herein) or other contaminants or pollutants into ambient air, surface water, groundwater, or land, or otherwise arising from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material by the Acquired Companies or the employees, representatives, contractors or actual agents of the Acquired Companies.

                          "Environmental Claim" shall mean any action, lawsuit,
claim or proceeding relating to the business of the Acquired Companies or the operations thereof which seeks to impose liability, for (i) violation of any Environmental Law, (ii) release of any Hazardous Material, (iii) noise, (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) exposure to hazardous or toxic substances; or
(vii) the manufacture, processing, distribution in commerce, use (by the Acquired Companies or the employees, representatives, contractors or agents of the Acquired Companies), or storage (by the Acquired Companies or the employees, representatives, contractors or agents of the Acquired Companies) of chemical substances. An "Environmental Claim" includes, but is not limited to, a proceeding to issue, modify or terminate a permit or license, or to adopt or amend a law or regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, law or regulation which occurred on or prior to the Closing Date as alleged by any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority.

                          "Hazardous Material" shall mean the following:  (a)
All "hazardous substances," as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601(14); (b) all "hazardous wastes," as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903(5); (c) all materials that are classified as hazardous or toxic under any Environmental Laws, as defined below, (d) petroleum products, including gasoline, diesel fuel, fuel oil, crude oil, and motor oil, and the constituents of those products; or (e) medical wastes.

                          "Environmental Laws" shall mean, without limitation,
the following: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Sec. 9061 et seq.); the Resource Conservation and Recovery Act (42 U.S.C.A. Sec. 6901 et seq.); the Clean Water Act (33 U.S.C.A. Sec. 1251 et seq.); the Clean Air Act (42 U.S.C.A. Sec. 7401 et seq.); the Toxic Substance Control Act (15 U.S.C.A. Sec. 2601 et seq.); the Occupational Safety and Health Act (29 U.S.C. 651 et seq.); and all other federal, state and local statutes and ordinances pertaining to protection of the environment, health or safety, and all amendments made to, and regulations promulgated under, the foregoing laws effective at the time the representations and warranties contained herein are made.

                 2.21     Employee Benefits.  (a) Attached hereto as Schedule
2.21 is a list of all plans, agreements and arrangements relating to employee benefits (collectively referred to as the "Plans") with respect to which the Acquired Companies are the sponsor or have incurred or may incur any future or contingent obligations, including, without limitation, all Plans relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits, as well as any other Plans which are "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as disclosed on Schedule 2.21, the Acquired Companies do not contribute, nor have they ever contributed, to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, nor are the Acquired Companies or any of the Stockholders affiliated with any entity such that the Acquired Companies have, or might have in the future, any multiemployer plan withdrawal liability under Subtitle E of Part IV of ERISA.

                          (b)     Each Plan has been administered and operated
in all respects in accordance with its terms and applicable law. Where designated on Schedule 2.21, each Plan is "qualified" within the meaning of
Section 401(a) of the Code and each related trust is exempt from tax under
Section 501(a) of the Code. No liability under ERISA or otherwise has been incurred or, to the best of their knowledge, based upon existing facts, may be expected to be incurred with respect to any Plan, other than in connection with the entitlement of participants and beneficiaries thereunder to benefits in normal course.
                          (c)     No liability to the Pension Benefit Guaranty
Corporation ("PBGC") has been or is expected to be incurred with respect to any Plan. PBGC has not instituted proceedings to terminate any Plan. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of termination or partial termination of any Plan and which could result in a liability on the part of the Acquired Companies to the PBGC.

                          (d)     With respect to each Plan, no person:  (i)
has entered into any non-exempt "prohibited transaction," as such term is defined in ERISA and the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 or ERISA; (iii) has any liability for any failure to act or comply with the administration or investment of the assets of such Plan; (iv) has engaged in any transaction or otherwise acted with respect to such Plan in a manner which could subject any of the Acquired Companies, or any fiduciary or plan administrator or other person dealing with such Plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980 of the Code.

                          (e)     Full payment has been made of all amounts
which the Acquired Companies were required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date, and no "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, exists with respect to any such Plan.
                          (f)     Other than for claims in the ordinary course
for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of their knowledge, threatened, nor does there exist any basis therefor, which may result in any liability to the Acquired Companies, any Plan or any trust forming a part of a Plan.

                          (g)     The present value of accrued benefits under
each Plan which is subject to Title IV of ERISA does not presently exceed the current value of all the assets of such Plan allocable to such accrued benefits. For purposes of the representation in the preceding sentence, the terms "current value" and "accrued benefit" have the meanings specified in Sections 3(26) and 3(23), respectively, of ERISA, and "present value" shall be determined under the actuarial assumptions which would be used by the enrolled actuary for each such Plan in connection with determining whether such Plan satisfies the requirements of Section 412 of the Code, determined without regard to Subsection (b)(5)(B) thereof.

                          (h)     Except for continuation coverage under
Sections 601 et seq. of ERISA, no former employee of the Acquired Companies, or any affiliate thereof, nor any dependent of any such former employee, is entitled to any medical, dental or other welfare benefits under any Plan.

                 2.22 Licenses and Permits. The Acquired Companies have all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of their business as presently conducted ("Permits"). Schedule 2.22 hereto includes a list of all Permits.

                 2.23 Relations with Suppliers and Customers. The Acquired Companies are not required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. To the best of their knowledge, no customer or supplier of the Acquired Companies will cease or has threatened to cease to do business with the Acquired Companies or U.S. Can as successor to the Acquired Companies after the consummation of the transactions contemplated hereby.

                 2.24 Interest in Competitors, Suppliers, Customers, Etc. Neither the Stockholders nor any officer or director of the Acquired Companies or any affiliate of any such Stockholder, officer or director has any ownership interest in any competitor, supplier or customer of the Acquired Companies or any property used in the operation of the business of the Acquired Companies, other than the real estate owned or controlled by the Stockholders.

                 2.25 Employment Matters. Schedule 2.25 hereto is a list of all oral and written employment or consulting contracts or other agreements or arrangements providing for remuneration to which the Acquired Companies are a party or by which they are bound, and all these contracts and arrangements are in full force and effect. Except as provided on Schedule 2.25, there are no oral contracts or arrangements of the type described in the preceding sentence which require payments in excess of $25,000 in any 12-month period. There have been no claims of default and, to the best of their knowledge, there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

                 2.26 Discrimination; Occupational Safety; Labor. No person or party (including, but not limited to, governmental agencies of any kind) has made any claim, or, to the best of their knowledge, has any reasonable basis for any action or proceeding, against the Acquired Companies arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on the assets, business, prospects or condition (financial or otherwise) of the Acquired Companies. There is no pending or, to the best of their knowledge, threatened federal or state equal employment opportunity enforcement action affecting the Acquired Companies' business. Other than that certain Agreement between CPI Plastics and the International Leather Goods, Plastics & Novelty Workers Union, AFL-CIO-CLC and its Local Union No. 359 for Newnan, Georgia plant dated September 30, 1993, the Acquired Companies have no collective bargaining or similar agreements, nor do they have any obligation to bargain with any labor organization as the representative of the Acquired Companies' employees, and there is neither pending nor, to the best of their knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Acquired Companies or which may interfere with the continued operation of the Acquired Companies. No present or former employee of the Acquired Companies has made or, to the best of their knowledge, threatened any claim against the Acquired Companies for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

                 2.27 Related Transactions. Except as reflected in the Financial Statements, the Acquired Companies are not a party to or bound by, and none of their assets or properties are subject to, any loan, contract, lease, agreement, commitment, arrangement or understanding with any of the Stockholders or any officer, director, employee, shareholder or partner of either the Acquired Companies or any Stockholder or with any affiliate or associate of any of the foregoing.

                 2.28 Brokers and Finders. Neither the Stockholders nor the Acquired Companies (nor any of their respective officers, directors, employees, affiliates, associates, or family members) has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                 2.29 Questionable Payments. Neither the Acquired Companies, the Stockholders, any director or officer of the Acquired Companies, nor, to the best of their knowledge, any agent, employee or other person associated with or acting on behalf of the Acquired Companies, has directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or, to the best of their knowledge, unrecorded fund of corporate monies or other assets; (e) to the best of their knowledge, made any false or fictitious entry on the books or records of the Acquired Companies;
(f) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (g) given any favor or gift which is not deductible for federal income tax purposes; or (h) to the best of their knowledge, made any bribe or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment.

                 2.30 Books and Records. The books and records of the Acquired Companies have been maintained in accordance with good and diligent business and bookkeeping practices, and accurately reflect in all respects the business, assets, properties, rights, obligations, liabilities and operations of the Acquired Companies.

                 2.31 Bank Accounts; Safe Deposit Boxes. Schedule 2.31 hereto sets forth the names and locations of all banks in which the Acquired Companies have an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

                 2.32 Full Disclosure. The Stockholders and the Acquired Companies have disclosed in writing in, or pursuant to, this Agreement all facts material to the business, operations, assets or condition (financial or otherwise) of the Acquired Companies. No representation or warranty to U.S. Can contained in this Agreement, and no statement contained in the disclosure schedules, any certificate, list or other writing furnished to U.S. Can pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                 2.33 Effect of Certificates. All certificates of Stockholders and/or the Acquired Companies or the Acquired Companies' officers delivered hereunder shall be deemed to be additional representations and warranties of Stockholders and the Acquired Companies, respectively.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF U.S. CAN

                 U.S. Can represents and warrants to the Stockholders as of the Closing Date as follows:

                3.1 Organization and Qualification. U.S. Can is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.


                 3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by U.S. Can, and no other corporate proceedings on the part of U.S. Can or any other entity or individual are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by U.S. Can, and (assuming the valid execution and delivery of the Agreement by the Stockholders and the Acquired Companies) constitutes a legal, valid and binding agreement of U.S. Can.

                 3.3 Consents and Approvals. Except for the parties' reporting obligations under the HSR Act, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for U.S. Can to consummate the transactions contemplated hereby and fully perform its obligations hereunder, excluding, however, any authorization, consent, order, approval or filing which Stockholders and/or the Acquired Companies are required to obtain or give.

                 3.4 Absence of Conflicts. The execution, delivery and performance by U.S. Can of this Agreement and the consummation by U.S. Can of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which U.S. Can is subject, (ii) violate any order, judgment or decree applicable to U.S. Can or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of U.S. Can or any agreement or other instrument to which U.S. Can is a party or by which U.S. Can is bound.

                 3.5 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting U.S. Can which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

                 3.6 Brokers and Finders. U.S. Can has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                 3.7 Acquisition for Investment. U.S. Can is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and U.S. Can has no present intention or plan to effect any distribution of the Shares.

                                   ARTICLE IV


               COVENANTS OF STOCKHOLDERS AND ACQUIRED COMPANIES

                 The Stockholders and the Acquired Companies covenant, jointly and severally as to the parties so covenanting, as follows:

                 4.1 Non-Competition. The Stockholders will not for a period of two years after the Closing Date directly or indirectly engage in, or have any interest in (excluding passive investment interests of less than five percent (5%) in corporations registered under the Securities Exchange Act of 1934, as amended) a company or business engaged anywhere in the United States of America or in any other country where U.S. Can then has operations in the manufacture, distribution or sale of plastic poultry products or drums, pails or other containers.

                 4.2 Closing Returns. Except as otherwise provided herein, the Stockholders shall prepare and file, or cause to be prepared and filed, on a timely basis all tax returns of the Acquired Companies due after the Closing Date and attributable to periods ending on or before the Closing Date, including but not limited to the federal income tax return for the short period ending on the Closing Date (the "Closing Returns"); provided, however, that U.S. Can shall be given an opportunity to review and approve such Closing Returns prior to their filing, which approval shall not be unreasonably withheld or delay the timely filing of the Closing Returns. Except as otherwise provided herein, the Stockholders shall be responsible for paying any income taxes, or penalties and interest with respect thereto (unless the imposition of such penalties and interest is caused solely by U.S. Can's actions or omissions), owed by the Acquired Companies or the Stockholders with respect to these tax periods and U.S. Can will be responsible for paying any other taxes to the extent of the reserve for tax liability set forth or included in the Acquired Companies' most recent balance sheet included in the Financial Statements, as adjusted for the passage of time to the Effective Time, in accordance with the Acquired Companies' past custom and practice.
U.S. Can shall file on a timely basis all state income tax returns of the Acquired Companies due after the Closing Date and attributable to periods ending on the Closing Date. U.S. Can will pay the state income taxes to the extent of the reserve for tax liability set forth or included in the Acquired Companies' most recent balance sheet included in the Financial Statements, as adjusted for the passage of time to the Effective Time, in accordance with the Acquired Companies' past custom and practice, and the Stockholders shall be responsible for paying all state income taxes in excess of such reserve.

                 4.3 Real Estate. At or prior to Closing, the Stockholders and Acquired Companies will transfer or cause to be transferred the Newnan, Georgia and Jerseyville, Illinois real property out of the Acquired Companies and pay all taxes, costs and expenses associated therewith.

                 4.4 338(h)(10) Election. Upon the request of U.S. Can, the Stockholders agree to cooperate with U.S. Can in making an election under
Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of the Acquired Companies by U.S. Can. The Stockholders will cooperate fully in the making of such election. In particular, and not by way of limitation, in order to effect such election, the Stockholders will, jointly with U.S. Can, execute all necessary copies of Internal Revenue Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations within the time period prescribed for filing such form by law. U.S. Can shall reimburse the Stockholders for any additional tax liability resulting from the Section 338(h)(10) election and for any reasonable attorney or accounting fees attributable to such election (grossed up to account for any Federal and State tax or taxes attributable to such reimbursement), plus all penalties and interest for late filing incurred by the Stockholders due to the timing of U.S. Can's decision concerning the Section 338(h)(10) election. In grossing up an amount hereunder, the following formula will be used: the amount to be grossed up will be divided by a number equal to one minus the Stockholder's marginal tax rate or capital gains rate, as the case may be. Within a reasonable time after a request by U.S. Can, the Stockholders shall provide U.S. Can with a calculation detailing such additional costs. The Stockholders understand that U.S. Can may request such calculation prior to making a Section 338(h)(10) election and that U.S. Can may use such calculation in determining whether to make such election.

                 4.5 Termination. Messrs. Rubin and Bonczyk and CPI Plastics and CP Illinois covenant and agree that, effective as of the Closing Date, the Stockholders' Agreement is hereby terminated.

                 4.6 Further Assurances. After the Closing, Stockholders shall from time to time, at the request of U.S. Can and without further cost or expense to U.S. Can, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate more fully the transactions contemplated hereby.

                                   ARTICLE V
                            COVENANTS OF U.S. CAN

                 U.S. Can covenants as follows:

                 5.1 Retention of Records. After the Closing, U.S. Can will retain all of the Acquired Companies' books and records in its possession in accordance with U.S. Can's policies for retention of its own books and records ("Record Retention Period"), and will provide the Stockholders access to the Acquired Companies' books and records concerning periods prior to the Closing in U.S. Can's possession for any legitimate purpose upon reasonable notice, during U.S. Can's regular business hours and at reasonable intervals. U.S. Can shall use reasonable efforts to notify Stockholders if it intends to destroy any of the Acquired Companies' books and records prior to the end of the applicable Records Retention Period, and the Stockholders shall have a period of 30 days to pick up such books and records if they so desire.

                 5.2 USX Litigation. Notwithstanding anything herein or by law to the contrary, the Stockholders shall retain, and CPI Plastics hereby assigns and delegates to the Stockholders, all rights (including but not limited to the right to recover any damages) and duties with respect to CPI Plastics' litigation with USX (a/k/a U.S. Steel) to recover amounts expended in, and other damages with regard to, the clean-up of Hazardous Material from the Newnan, Georgia real estate (the "USX Litigation"). U.S. Can hereby grants the Stockholders the limited right to use the name "CPI Plastics, Inc." in connection with the prosecution of the USX Litigation. After the Closing, neither CPI Plastics nor U.S. Can shall have any responsibility whatsoever for the USX Litigation and will be indemnified by the Stockholders in respect thereof under Article X hereof. At the Stockholders' sole cost and expense, U.S. Can will (i) provide the Stockholders, and their agents and representatives, and USX (if deemed necessary by the Stockholders) reasonable access to the Newnan, Georgia real estate and to the books and records of CPI Plastics, if any, that are related to the USX Litigation, and (ii) grant permission to any officer or employee of CPI Plastics to participate in the USX Litigation, if reasonably required by the Stockholders, including but not limited to providing an affidavit, answers to interrogatories, deposition and/or trial testimony regarding the matters that are the subject of the USX Litigation.

                 5.3 Further Assurances. After the Closing, U.S. Can shall from time to time, at the request of the Stockholders and without further cost or expense to Stockholders, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate more fully the transactions contemplated hereby.

                                   ARTICLE VI

                               MUTUAL COVENANTS

                 Each of the parties hereto covenants as follows:

                 6.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings and except for public disclosures which U.S. Can or its parent company may make in accordance with the Federal Securities Laws, each of the parties agrees not to (i) disclose any proprietary or confidential information of any other party, or the terms of this Agreement (collectively, the "Confidential Information"), to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby) or (ii) use any Confidential Information for any purpose other than consummating the transactions contemplated hereby and, with respect to U.S. Can, operating the acquired businesses after the Closing.

                 6.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement.

                 6.3 Life Insurance. The life insurance policy on the life of Irving A. Rubin may, at his option, be purchased from the Acquired Companies by payment of an amount equal to the cash surrender value, if any, of the policy, plus the amount of prepaid insurance as of the Effective Time (which may be accomplished through the adjustment contemplated by Section 1.4).

                 6.4 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including but not limited to any audit by any taxing authority of any of the income tax or other tax returns of the Acquired Companies and the environmental remediation effort currently being conducted at the Newnan, Georgia facility.

                                  ARTICLE VII

                CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS

                 The obligation of the Stockholders to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 7.1 Representations and Warranties. The representations and warranties of U.S. Can shall be true and accurate in all respects.

                 7.2 Performance. U.S. Can shall have performed all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date.

                 7.3 Filings; Consents. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on Schedule 2.5 hereto shall have been made or obtained.

                 7.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.

                 7.5 Legal Opinion. The Stockholders shall have received a legal opinion, dated the Closing Date, of Ross & Hardies, counsel to U.S. Can, in substantially the form and covering substantially all of the matters contained in the form of opinion attached hereto as Exhibit E.

                                  ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF U.S. CAN

                 The obligation of U.S. Can to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 8.1 Due Diligence. U.S. Can and its counsel shall have received all documents and information requested by letter of Steven K. Sims to Richard Roth dated May 24, 1996, attached hereto as Exhibit A; shall have completed their due diligence examination of the Acquired Companies and other relevant matters; and the results of such examination shall be satisfactory in all respects to them.

                 8.2 Representations and Warranties. The representations and warranties of the Stockholders and the Acquired Companies shall be true and accurate in all respects.

                 8.3 Performance. The Stockholders and the Acquired Companies shall have performed all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date (including, without limitation, the closing deliveries required by Article IX hereof).

                 8.4 Filings; Consents. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by the Stockholders and the Acquired Companies of their obligations under, this Agreement shall have been made or obtained, in each case upon terms and conditions reasonably satisfactory to U.S. Can.

                 8.5 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by the Stockholders of their obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the business, results of operations, assets, condition (financial or otherwise) or prospects of the Acquired Companies. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 8.6 Legal Opinion. U.S. Can shall have received a legal opinion, dated the Closing Date, of Maddin, Hauser, Wartell, Roth, Heller & Pesses, P.C., counsel to the Stockholders and the Acquired Companies, in substantially the form and covering substantially all of the matters contained in the form of opinion attached hereto as Exhibit D.

                                   ARTICLE IX

                              CLOSING DELIVERIES

                 The following deliveries shall be made and actions taken at the Closing:

                 9.1 Consents. The Stockholders and the Acquired Companies will deliver to U.S. Can all consents and approvals required in connection with the performance by the Stockholders and the Acquired Companies of their respective obligations under this Agreement and the consummation by the Stockholders and the Acquired Companies of the transactions contemplated hereby.

                 9.2 Lease Agreements. The owners of the real property on which the Acquired Companies' three manufacturing facilities are located and any related parcels of real property and U.S. Can shall execute and deliver each of the three Lease Agreements, in substantially the form attached hereto as Exhibit B.

                 9.3 Stockholders' Releases. Each of the Stockholders shall execute and deliver to U.S. Can a form of Release, substantially in the form attached hereto as Exhibit C.

                 9.4 Stock Certificates. The Stockholders shall deliver to U.S. Can certificates representing all of the Shares, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery.

                 9.5 Closing Certificates. The Stockholders shall deliver, or cause to be delivered, to U.S. Can such certificates of the Stockholders, and of the elected officers of the Acquired Companies, as U.S. Can or its counsel deems appropriate.

                 9.6 Resignations of the Acquired Companies' Officers and Directors. The Stockholders shall cause to be delivered to U.S. Can resignations, effective as of the Closing Date, of all of the elected officers and directors of the Acquired Companies.

                 9.7 Legal Opinion. The Stockholders shall cause to be delivered to U.S. Can the legal opinion referred to in Section 8.5 hereof.

                 9.8 Books and Records. The Stockholders shall cause to be delivered to U.S. Can all of the Acquired Companies' books and records, including without limitation the stock transfer and minute books and financial records of the Acquired Companies.

                 9.9 Charter; Good Standing Certificates. The Stockholders shall cause to be delivered to U.S. Can the Acquired Companies' Certificates of Incorporation, as amended to the

Closing Date, certified by the Secretary of State of the State of Delaware, and good standing and tax certificates from the State of Delaware.

                 9.10 Further Assurances. The Stockholders shall deliver, or cause to be delivered, all other documents required to be delivered by U.S. Can or its counsel at or prior to Closing and shall take all other actions which are necessary or, in U.S. Can's or its counsels' opinion, appropriate in order to consummate fully the transaction contemplated hereby.

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION

                 10.1 Survival; Claims Period. All representations and warranties contained herein or made in writing by any party in connection herewith, other than the representations and warranties of the Acquired Companies, shall survive the Closing for a period of four years, except for the representations and warranties contained in Section 2.3, which shall survive indefinitely, and the representations and warranties contained in Sections 2.17, 2.18, 2.20 and 3.5 which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof (provided, however, that indemnification claims for breach of any representation or warranty contained in Section 2.20 must be made within the claims period provided by Section 10.2(b)). All covenants contained herein, other than the covenants of the Acquired Companies, shall survive the Closing until performed fully. Except for environmental, tax, non-Accepted Liabilities and misrepresentation or fraud indemnification claims and indemnification claims for corrective actions required to be taken with respect to OSHA matters (which is governed by the immediately following sentence), indemnification claims hereunder may only be made if written notice thereof is given during the applicable survival period for the representations and warranties in question or the four-year period following the Closing, whichever is longer. Indemnification claims for corrective actions required to be taken with respect to OSHA matters may only be made if written notice thereof is given during the 90-day period following the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties and covenants.

                 10.2 Indemnification. (a) Each of the Stockholders agrees, jointly and severally, and to the extent he or she receives all or part of the Purchase Price pursuant to this Agreement or the disbursement letter agreement executed and delivered in connection with the transactions contemplated hereby, to indemnify and hold U.S. Can and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (individually, a "Loss", and collectively, "Losses") arising out of or relating to (i) all third party claims or causes of action if and to the extent based upon pre-

Closing occurrences or the Acquired Companies' activities prior to Closing;
(ii) all liabilities or obligations of or associated with the Acquired Companies (whether past, present or future, known or unknown, absolute or contingent) that are not Accepted Liabilities (unless and to the extent U.S. Can is required to indemnify the Stockholders therefor under Section 10.7);
(iii) any breach of any representation or warranty set forth in Article II hereof or any related schedule, or set forth in any closing certificate or other document delivered by the Stockholders or the Acquired Companies; (iv) any breach of any covenant or obligation of the Stockholders contained in this Agreement or in any other closing document; (v) any and all claims related to products manufactured by the Acquired Companies at or prior to Closing; (vi) the USX litigation referred to in Section 5.2 and the alleged violation of the Haitian embargo described on Schedule 2.19; and (vii) the amount by which U.S. Can writes down or off any excess and slow-moving inventory of the Acquired Companies as of the Effective Time which U.S. Can is unable, within six months of the Closing Date, to sell at the value attributed to such inventory in computing the Adjustment Amount; provided, however, that the Stockholders shall not be liable under Section 10.2(a) unless and only to the extent that U.S. Can's and its Representatives' Losses exceed $10,000 per claim up to a maximum aggregate deductible of $100,000 (the "Deductible"), except with respect to any Loss arising under subclauses (ii), (vi) or (vii) of this Section 10.2(a) or arising out of fraud or misrepresentation on the part of the Stockholders or a breach of any representation or warranty included in Section 2.18 hereof.

                          (b)  Without limitation as to the indemnification set
forth in subparagraph (a) hereof, each of the Stockholders agrees, jointly and severally, and to the extent he or she receives all or part of the Purchase Price pursuant to this Agreement or the disbursement letter agreement executed and delivered in connection with the transactions contemplated hereby, to indemnify and hold U.S. Can and its affiliates and Representatives harmless from and against any Loss, including but not limited to testing, analysis, remedial, removal, response, abatement, clean-up, investigative, reasonable legal, monitoring costs and compliance costs (collectively referred to as "Environmental Liabilities") (i) arising out of or related to any violation of Environmental Laws or Environmental Permits which occurred in whole or in part prior to the Closing Date or which existed on the Closing Date; (ii) arising out of or related to Environmental Claims which are based (in whole or in part) on acts or omissions on or prior to the Closing Date; (iii) arising (in whole or in part) from the failure to obtain or maintain, during any period commencing prior to the Closing Date, any Environmental Permit; (iv) arising out of or related to any release of Hazardous Material which occurred (in whole or in part) on or prior to the Closing Date; or (v) arising out of any other occurrence relating to Environmental Laws or the release of Hazardous Materials which occurred (in whole or part) as a result of acts or omissions on or prior to the Closing Date. This indemnification obligation shall remain in effect for four years from and after the Closing Date or, with respect to each parcel of real estate, the term of the Lease Agreement for said parcel, whichever is longer.

                          (c)     Without limitation as to the indemnification
set forth in subparagraph (a) or (b) hereof, each of the Stockholders agrees, jointly and severally, and to the extent he or she receives all or part of the Purchase Price pursuant to this Agreement or the disbursement letter agreement executed and delivered in connection with the transactions contemplated hereby, to indemnify and hold U.S. Can and its affiliates and Representatives harmless from and against (i) any federal, state, local or foreign income, franchise, sales, use, excise, real and personal property, employment (including but not limited to FICA and other payroll) taxes or any other tax liabilities or other charges of every kind and nature, known or unknown (including, without limitation, any penalties and/or interest)(collectively, "Taxes") of or incurred by the Acquired Companies for any taxable year or other period the Return for which was filed or due on or before the Closing Date; (ii) any Taxes incurred by the Acquired Companies for any taxable year or other period ending on or prior to the Closing Date, the return for which is filed or due after the Closing Date, to the extent in excess of the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) included in the Acquired Companies' most recent balance sheet contained in the Financial Statements, as adjusted for the passage of time to the Effective Time, in accordance with the Acquired Companies' past custom and practice; (iii) Stockholders' pro-rata share of any Taxes incurred by the Acquired Companies for any taxable year or other period beginning before and ending after the Closing Date, to the extent in excess of the reserve for tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) included in the Acquired Companies' most recent balance sheet contained in the Financial Statements, as adjusted for the passage of time to the Effective Time, in accordance with the Acquired Companies' past custom and practice; and (iv) all Taxes of any corporation other than the Acquired Companies which was at any time prior to the Closing Date a member of an "affiliated group" of corporations that included the Acquired Companies. For purposes of this Subparagraph 10.2(c), in the case of any taxable period beginning before and ending after the Closing Date, for purposes of determining the amount of Stockholders' liability for taxes attributable to the portion of the taxable period ending on or before the Closing Date:

(A) in the case of sales, use, payroll or excise taxes or taxes based upon or related to income, such portion of the taxable period shall be deemed to be a separate taxable year and the Stockholders' liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing the federal income tax return of the Acquired Companies for the taxable year ending on Closing Date, and the relevant state or local tax return for prior years, and (B) in the case of other taxes, the Stockholders' liability shall equal a pro-rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through Closing Date, to the total number of days included in such taxable period.

                 10.3 Indemnification Procedure. An indemnified party under this Article X shall give prompt written notice to the indemnifying party when and to the extent that the indemnified party has actual knowledge of an Indemnification Event (as defined hereinafter); provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of any indemnification obligation hereunder unless such failure substantially prejudices the indemnifying party. An "Indemnification Event" shall be any condition, event or occurrence, or the commencement of any action, suit or proceeding, for which indemnification may be sought hereunder. The indemnifying party, through counsel reasonably satisfactory to the indemnified party, shall assume the defense of, or any other indemnification obligation with respect to, any Indemnification Event. Any indemnified party shall be entitled to participate in any action, suit or proceeding relating to an Indemnification Event with counsel of its own choice, but at its own expense; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel reasonably acceptable to the indemnifying party at the expense of the indemnifying party if, under the applicable canons of ethics, counsel selected by the indemnifying party is unable or unwilling to engage in joint representation of the indemnifying party and the indemnified party because such representation would involve a conflict of interest. In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation, and the fees and expenses of such indemnified party (including without limitation reasonable attorneys fees) will be covered by the indemnity provided for in this Article
X. Notwithstanding anything in this Section 10.3 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment, which in each event does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments which are fully paid by the indemnifying party. The indemnifying party shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in successfully enforcing the indemnity provided for in this Article X. The indemnified party shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any indemnifying party in unsuccessfully enforcing the indemnity provided for in this Article X.

                 10.4 Offset Against Unpaid Amounts. Without limiting such other rights as U.S. Can may have, if, prior to the time that any payment of the Contingent Payments or any rental payment under any of the Lease Agreements is to be made, U.S. Can has learned of a breach(es) of any representation, warranty, covenant or agreement of the Stockholders contained in this Agreement, U.S. Can in its sole discretion may by prior written notice to the Stockholders specifying in reasonable detail such breach(es) deduct from the amount of any such payment otherwise payable an amount equal to all Losses actually, or reasonably in prospect of being, incurred by U.S. Can and its affiliates and Representatives arising out of or related to such breach(es). U.S. Can will use all reasonable efforts to notify Stockholders as soon as possible after discovery that an offset under this Section is probable.

                 10.5     Arbitration.  Any dispute as to any claims under this
Article X or other matters contained in this Agreement calling for alternate dispute resolution shall be settled by arbitration in the City of Chicago, Illinois by three arbitrators, one of whom shall be appointed by the Stockholders, one of whom shall be appointed by U.S. Can and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 20 days of a request in writing by the other party to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed in accordance with the commercial arbitration rules of the American Arbitration Association. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Stockholders, on the one hand, and U.S. Can, on the other hand, shall each bear one-half of the expenses of the arbitration.

                 10.6 Treatment as Adjustment of Purchase Price. Any indemnity payment received by a party hereunder shall be treated as an adjustment to the Purchase Price; provided, however, in the event that the IRS or any other taxing authority determines that such indemnity payment constitutes taxable gain or income to the indemnified party, the Stockholders shall increase the amount otherwise required to be paid under this Article X, so that the indemnified party receives, on an after-tax basis, an amount equal to the amount it would have received had such indemnity payment not been recharacterized as taxable gain or income.

                 10.7 U.S. Can Indemnification. U.S. Can shall indemnify, defend and hold the Stockholders (and their heirs, successors and assigns) harmless from and against any and all costs, liabilities, and claims or causes of action by third parties arising out of or related to (i) breach of any warranty made by U.S. Can hereunder; (ii) breach of any covenant of U.S. Can contained herein; (iii) any Accepted Liability; and (iv) any third party claims or causes of action if and to the extent based upon post-Closing occurrences or the Acquired Companies' activities after the Closing. The procedure for any indemnification claim made hereunder is set forth in Section 10.3 hereof.

                                   ARTICLE XI

                                MISCELLANEOUS

                 11.1 Amendment and Modification. This Agreement may only be amended, modified and supplemented by written agreement of the Stockholders and U.S. Can.

                 11.2 Waiver of Compliance. Any failure of the Stockholders, on the one hand, or U.S. Can, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate party(ies).

                 11.3 Expenses; Transfer Taxes. The parties hereto agree that all fees and expenses incurred by the Stockholders and the Acquired Companies, on the one hand, and U.S. Can, on the other, in connection with this Agreement shall be borne by the Stockholders and by U.S. Can, respectively, including, without limitation, all fees of counsel and accountants. The Stockholders shall pay all sales, transfer and other taxes which may be payable in connection with the transactions contemplated by this Agreement.

                 11.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by fax (confirmed by mail) or three days after mailed, certified or registered mail with postage prepaid:

                          (a)     If to the Stockholders, to:

                                  Mr. Irving A. Rubin
                                  29200 Southfield Road
                                  Suite 209
                                  Southfield, MI 48076
                                  Fax No. 810/569-4495

                          and

                                  Mr. Robert Bonczyk
                                  314 Buchner Hill
                                  Northville, MI 48167
                                  Fax No. 810/344-9812
                          with a copy to:

                                  Maddin, Hauser, Wartell
                                    Roth, Heller & Pesses, P.C.
                                  3rd Floor Essex Center
                                  28400 Northwestern Hwy.
                                  Southfield, Michigan 48034-8004
                                  Attention:  Richard Roth, Esq.
                                  FAX: 810/354-1422

or to such other person or address as the Stockholders shall furnish to U.S. Can in writing by notice given in the manner set forth above.

                          (b)     If to U.S. Can, to:

                                  United States Can Company
                                  900 Commerce Drive
                                  Oak Brook, IL  60521
                                  Attention:  Mr. Timothy W. Stonich
                                  FAX:  708/573-0715

                          with a copy to:

                                  Legal Department
                                  United States Can Company
                                  900 Commerce Drive
                                  Oak Brook, Illinois 60521
                                  Attention:  Steven K. Sims, Esq.
                                  FAX:  708/573-0715

or to such other person or address as U.S. Can shall furnish to the Stockholders in writing by notice given in the manner set forth above.

                 11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, heirs and legal representatives but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that U.S.

Can may assign its rights and obligations under this Agreement to any affiliate of U.S. Can. If such assignment shall be made by U.S. Can, such affiliate shall be entitled to all of the rights and shall assume all of the obligations of U.S. Can hereunder, provided, that U.S. Can shall remain liable for the performance of such affiliate's obligations under this Agreement.

                 11.6 Publicity. Neither the Stockholders nor U.S. Can shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, other than announcing completion of the transactions contemplated hereby, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

                 11.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 11.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the exclusive jurisdiction of the State and

Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

                 11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 11.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                 11.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersede all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                       UNITED STATES CAN COMPANY


                       By  /s/ Timothy W. Stonich
                         ----------------------------------------------------
                               Title:  Executive Vice President, Finance,
                                       Chief Financial Officer and Secretary

                       CPI PLASTICS, INC.


                       By  /s/ Irving A. Rubin
                         ----------------------------------------------------
                               Title:  Chairman and CEO


                       CP OHIO, INC.


                       By  /s/ Irving A. Rubin
                         ----------------------------------------------------
                               Title:  Chairman and CEO


                       CP ILLINOIS, INC.


                       By /s/ Irving A. Rubin
                         ----------------------------------------------------
                              Title:  Chairman and CEO



                         /s/ Irving A. Rubin
                         ----------------------------------------------------
                            Irving A. Rubin



                         /s/ Robert Bonczyk
                         ----------------------------------------------------
                             Robert Bonczyk

                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Sally Levy




                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Ellen Schmier, Individually




                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Ellen Schmier, as Custodian of Kate
                                      Schmier's stock




                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Ronald Schmier




                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Denise Levy




                            /s/ Irving A. Rubin, Attorney-In-Fact
                            ------------------------------------------------
                                Dana Ishbia

                               TABLE OF CONTENTS


ARTICLE I        TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     Purchase and Sale of the Shares  . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Adjustment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5     Treatment of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . 4
         1.6     Contingent Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS . . . . . . . . . . . . . . 6
         2.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.3     Title to Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.5     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.6     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.7     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.8     Financial Statements; Accounts Receivable  . . . . . . . . . . . . . . .  11
         2.9     Absence of Undisclosed Liabilities; Capital Debt . . . . . . . . . . . .  12
         2.10    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . .  12
         2.11    Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.12    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.13    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.14    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.15    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.16    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . .  16
         2.17    Litigation and Administrative Proceedings  .  .  . . . . . . . . . . . .  17
         2.18    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.18.1  "S" Election . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.18.2  All Returns Filed  . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.18.3  All Taxes Paid . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 2.18.4  Examinations, Etc. . . . . . . . . . . . . . . . . . . . . . . .  19
                 2.18.5  Section 341(f) . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 2.18.6  Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 2.18.7  Foreign Taxes  . . . . . . . .  . .  . . . . . . . . . . . . . .  20
                 2.18.8  Parachute Payments . . . . . . . . . . . . . . . . . . . . . . .  20
                 2.18.9  Accounting; Tax Attributes . . . . . . . . . . . . . . . . . . .  20
         2.19    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.20    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.21    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.22    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.23    Relations with Suppliers and Customers . . . . . . . . . . . . . . . . .  26
         2.24    Interest in Competitors, Suppliers, Customers, Etc . . . . . . . . . . .  26
         2.25    Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         2.26    Discrimination; Occupational Safety; Labor . . . . . . . . . . . . . . . . . . .  27
         2.27    Related Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.28    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.29    Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.30    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.31    Bank Accounts; Safe Deposit Boxes  . . . . . . . . . . . . . . . . . . . . . . .  30
         2.32    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.33    Effect of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF U.S. CAN . . . . . . . . . . . . . . . . . . .  30
         3.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.5     Litigation and Administrative Proceedings  . . . . . . . . . . . . . . . . . . .  32
         3.6     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.7     Acquisition for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IV       COVENANTS OF STOCKHOLDERS AND ACQUIRED COMPANIES . . . . . . . . . . . . . . . .  32
         4.1     Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.2     Closing Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.3     Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.4     338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.5     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE V        COVENANTS OF U.S. CAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.1     Retention of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.2     USX Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.3     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE VI       MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.2     Consistent Tax Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.3     Life Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.4     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VII      CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS  . . . . . . . . . . . . . . . . .  38
         7.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.3     Filings; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.4     No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         7.5     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VIII     CONDITIONS TO OBLIGATIONS OF U.S. CAN  . . . . . . . . . . . . . . . . . . . . . .   39
         8.1     Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.2     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.3     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.4     Filings; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.5     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.6     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE IX       CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.1     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.2     Lease Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.3     Stockholders' Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.4     Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.5     Closing Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.6     Resignations of the Acquired Companies' Officers and Directors . . . . . . . . . .   41
         9.7     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.8     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.9     Charter; Good Standing Certificates  . . . . . . . . . . . . . . . . . . . . . . .   41
         9.10    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE X        SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         10.1    Survival; Claims Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         10.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         10.3    Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         10.4    Offset Against Unpaid Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         10.5    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         10.6    Treatment as Adjustment of Purchase Price  . . . . . . . . . . . . . . . . . . . .   50
         10.7    U.S. Can Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE XI       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.1    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.2    Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.3    Expenses; Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         11.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         11.11   Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         11.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54





                                    - iii -